Exhibit 10.47

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made at Cleveland, Ohio, this 28th day of February 2014, by and between AMERICAN GREETINGS CORPORATION, an Ohio corporation (the “Company”), and JOHN BEEDER (the “Executive”).

WHEREAS, the Parties entered into that certain Executive Employment Agreement dated June 12, 2008, setting forth the terms and conditions of the Executive’s employment with the Company as Senior Vice President, Sales and Marketing/Executive Sales and Marketing Officer (the “Original Employment Agreement”);

WHEREAS, the Parties amended the Original Employment Agreement, effective January 1, 2009, to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and rulings promulgated thereunder (the “Amendment”);

WHEREAS, the Board of Directors of the Company promoted the Executive to the position of President and Chief Operating Officer of the Company, effective August 12, 2013;

WHEREAS, the parties now desire to amend and restate the Original Employment Agreement to incorporate the Amendment and to incorporate certain amendments thereto, including, without limitation, to reflect the Executive’s change in title, effective as of the 12th day of August, 2013.

NOW, THEREFORE, the Parties, intending to be legally bound, hereby agree as follows:

1. Job Title. Subject to the provisions of this Agreement, the Company shall employ Executive as the Company’s President and Chief Operating Officer, with such duties and responsibilities as may be assigned from time-to-time by the Board of Directors or a Chief Executive Officer of the Company. Executive shall devote Executive’s full business time and attention and give Executive’s best efforts to the business affairs of the Company and/or of its subsidiaries as the Board of Directors or a Chief Executive Officer of the Company may from time-to-time determine. Executive recognizes that in serving as an officer of the Company or as an officer of a subsidiary, Executive serves in such capacity solely at the pleasure of the Board of Directors or a Chief Executive Officer of the Company and that employment in such capacity or in any other capacity may be terminated at any time by the Board of Directors or a Chief Executive Officer of the Company, subject to the provisions of Section 4 below.

2. Fiduciary Obligations. Executive shall carry out his duties in a manner consistent with and in compliance with all present and future requirements and limitations of all applicable federal and state laws, all applicable regulations, Company policies (to the extent the policies do not conflict with the terms of this Agreement), and subject to the direction and approval of the Board of Directors or a Chief Executive Officer of the Company. Executive acknowledges and fully understands that by entering into this Agreement, he undertakes a fiduciary relationship with the Company and is under a fiduciary obligation to use due care and act in the best interest of the Company at all times. Failure of Executive to fulfill all fiduciary obligations ordinarily imposed by law on similar Executives in a fiduciary relationship will be deemed a material breach of this Agreement by Executive.

3. Compensation & Benefits.

3.1 Base Salary. The Company or a subsidiary shall, during the term of this Employment Agreement, pay to Executive as minimum compensation for services a base salary at a rate to be fixed by the Board of Directors, the Compensation Committee appointed by the

Board of Directors, or a Chief Executive Officer of the Company, which rate shall not be less than $52,250.00 per month ($627,000.00 on an annualized basis) (“base salary”), less appropriate withholdings and deductions. The parties agree that the base salary will be increased by 3% at or around the same time annually that other senior executives’ base salaries are adjusted during fiscal 2015 and fiscal 2016. Any adjustments to Executive’s compensation thereafter shall be made at the sole discretion of the Company’s Board of Directors, the Compensation Committee appointed by the Board of Directors, or a Chief Executive Officer of the Company.

3.2 Annual Incentive Plan. Executive shall be eligible to participate in the Company’s annual Executive Incentive Plan, in accordance with the terms and conditions of the Plan, as it may be amended from time-to-time.

3.3 Long Term Incentive Plan. Executive shall have the right to participate in the Company’s Long Term Incentive Plan (“LTIP Program”) and the Long Term Incentive Plan Enhancement Program (the “LTIP Enhancement Program”, together with the LTIP Program, the “LTIP Programs”), each for the three fiscal year period ended February 29, 2016, upon such terms and conditions as the LTIP Programs will apply to the President and Chief Operating Officer of the Company as described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 6, 2013, as such LTIP Programs may be amended from time-to-time; provided, however, in all such cases, (i) the threshold, target, and maximum EBITDA goals established for the LTIP Programs shall not exceed the amounts as approved by the board in adopting the LTIP Programs on October 31, 2013, and (ii) Executive’s target bonus payout shall be $3,000,000 under each of the LTIP Programs based on his achievement of the three-year cumulative goal established thereunder (representing a total target bonus opportunity of $6,000,000 under both LTIP Programs), and Executive’s maximum bonus payout shall be $6,000,000 under each of the LTIP Programs based on his achievement of the three-year cumulative goal established thereunder (representing a total maximum bonus opportunity of $12,000,000 under both LTIP Programs), in each case as described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 6, 2013. The same calculation methodology, including the interpolation process for achievement between threshold and maximum that are established under the LTIP Programs for other senior executives will apply to Executive. As of the date of this Agreement, the Company has not established a Long Term Incentive Plan for the two year performance period ended February 28, 2018; however, the parties agree that in addition to the LTIP Programs, Executive shall be provided an opportunity to participate in a Long Term Incentive Program established for the Company for the two fiscal year performance period ending February 28, 2018 (the “FY17-18 Programs”) where his target bonus opportunity will be $4,000,000. The same calculation methodology, including the interpolation process for achievement between threshold and maximum that are established under the FY17-18 Programs for other senior executives will apply to Executive.

3.4 Flexible Benefits Program. Executive shall be eligible to participate in the Company’s flexible benefits program, which includes such benefits as health care, disability insurance, life insurance and a flexible spending account to the same extent other Executives at the senior executive level participate, in accordance with the terms of the Program, as it may be amended from time-to-time.

3.5 Retirement Profit Sharing. Executive shall be eligible to participate in the Company’s Retirement Profit Sharing Plan to the same extent other executives at the senior executive level participate, in accordance with the terms of the Plan, as it may be amended from time-to-time.

3.6 Other Benefits. Executive shall be eligible to receive other Company benefits to the same extent normally provided to other senior executives. Executive shall be entitled to reimbursement of the reasonable attorneys’ fees for the review and negotiation of this Agreement.

3.7 Other Senior Executives – Meaning. For purposes of Sections 3.2 through 3.6 above, “other senior executives” means executive officers of the Company who are not Permitted Holders as defined below.

4. Termination.

4.1 Death. This Agreement shall immediately terminate upon the death of Executive. Following the Executive’s death, the Company agrees to pay only the following amounts to Executive’s estate, as required by law: (i) the base salary at the last rate paid to Executive through the end of the month in which the Executive’s death occurs; (ii) any amounts earned, accrued or owing but not yet paid under this Agreement; and (iii) other benefits in accordance with applicable plans and programs of the Company.

4.2 Disability. If Executive is disabled, which means that he is unable to perform the essential functions of his position, with or without reasonable accommodations, for a period of 16 weeks or more, Executive’s employment shall terminate if following an interactive process, the Company determines that Executive is unable to return to work with or without reasonable accommodation, or there is a substantial likelihood that his return to work with or without reasonable accommodation is not imminent. Determination of disability shall be made initially by a physician appointed by Executive, but the Company reserves the right to appoint a physician to determine disability, and Executive agrees to cooperate with the Company’s physician if the Company has a good faith doubt about the determination of disability, likelihood of return to work and/or need for reasonable accommodation made by the physician selected by Executive. If the determinations by the physician for Executive and the Company cannot be reconciled, the two physicians shall select a third physician, whose determination of disability, likelihood of return to work and/or need for reasonable accommodation will be final. In the event Executive’s employment terminates because of his disability, he shall be entitled to payment by the Company only of: (i) the base salary at the last rate paid to Executive through the end of the month in which the termination occurs; (ii) any amounts earned, accrued or owing but not yet paid under this Agreement; and (iii) other benefits in accordance with applicable plans and programs of the Company.

4.3 Termination “For Cause”. The Company shall have the right to immediately terminate Executive for “cause”.

a. Cause shall mean:

(i) A material breach by Executive of any term of this Agreement, the Company’s policies, Executive’s fiduciary duties to the Company, or of any law, statute, or regulation;

(ii) The material failure to achieve the Company’s reasonable profit, revenue or other written objectives or written goals as determined by the Company because of Executive’s performance;

(iii) Misconduct which is injurious to the Company or any of its affiliates, either monetarily or otherwise, or which impairs Executive’s ability to effectively perform his duties or responsibilities;

(iv) Personal conduct which reflects poorly on the Company or Executive or which impairs Executive’s ability to perform his duties or manage subordinate employees, including but not limited to the abuse of alcohol or controlled substances;

(v) Habitual or repeated neglect of his duties or responsibilities by Executive;

(vi) The misappropriation of (or attempted misappropriation of) a business opportunity of the Company or its affiliates, including attempting to secure or securing any personal profit in connection with any transaction by the Company or its affiliates;

(vii) The commission of or conviction for (or the procedural equivalent or conviction for), or the entering of a guilty plea or plea of no contest with respect to a crime, which in the Company’s reasonable judgment, involves moral turpitude;

(viii) Intentional injury of another employee or any person in the course of performing services for the Company;

(ix) Any conflict of interest, including, but not limited to solicitation of business on behalf of a competitor or potential competitor;

(x) Violation of the Company’s policies prohibiting discrimination or harassment of employees, clients, guests, or vendors of the Company;

(xi) Failure to comply with the Company’s written Human Resources policies; or

(xii) Failure to follow any material and lawful instruction given to Executive by a superior at the Company.

b. In the event the Company terminates Executive’s employment for cause, he shall be entitled to payment by the Company only of the following: (i) the base salary at the last rate paid to Executive through the date of the termination of his employment for cause, payable to the Executive immediately upon Executive’s termination; (ii) any amounts earned, accrued or owing but not yet paid under this Agreement; and (iii) other benefits in accordance with applicable plans or programs of the Company.

4.4 Termination “Without Cause”. The Company shall have the right to terminate this Agreement and Executive’s employment without cause upon written notice of 30 days to Executive. At the Company’s option, the Company may pay Executive for 30 days in lieu of notice and require no services of Executive. In the event the Company terminates the Executive’s employment without cause, Executive shall be entitled to payment by the Company of the following: (i) Executive’s base salary at the rate in effect immediately prior to the date of his termination of employment, payable to Executive for 3 months; (ii) any amounts earned, accrued or owing but not yet paid under this Agreement; and (iii) other benefits in accordance with applicable plans and programs of the Company. Alternatively, in the event the Company terminates the Executive’s employment without cause and Executive signs a waiver and release of claims in a form acceptable to the Company – and Executive does not revoke his signature so that the waiver and release becomes effective – Executive shall be entitled to payment by the Company of the following: (i) within sixty (60) days of the date of Executive’s termination of employment, an amount equal to Executive’s base salary shall commence to be paid to Executive at the rate in effect immediately prior to the date of his termination of employment, and shall continue to be paid to Executive for 18 months; provided, however, if the above-stated sixty (60) day period spans two (2) calendar years, then such payments shall commence in the second calendar year; (ii) any amounts earned, accrued or owing but not yet paid under this Agreement; (iii) if the Executive elects to receive continued health care coverage in accordance with COBRA, the Company shall provide the Executive with healthcare coverage for the COBRA continuation coverage period of 18 months immediately following Executive’s termination date and the Executive shall pay the same amount for this coverage that he would have paid, subject to change, from time to time by the Company, in its sole discretion, had he continued to be employed by the Company; provided, however, if the Company determines, in its sole discretion, that this arrangement, has become discriminatory in accordance with the provisions of Section 105(h) of the Internal Revenue Code, then such arrangement shall cease and in lieu of any remaining Company subsidy, the Executive shall receive additional severance pay in an amount equal to any remaining Company subsidy; (iv) executive career outplacement services for a period of up to 6 months; and (v) other benefits in accordance with applicable plans and programs of the Company. The payments and rights to Executive described in this Section 4.4 shall be in lieu of any severance Executive might otherwise be eligible to receive under a Company severance plan, and Executive agrees that he shall not be entitled to receive severance under any Company severance plan in the event of a termination without cause. The requirement that Executive sign a waiver and release of claims under this Section 4.4. shall not result in the lengthening or shortening of the 18-month restrictive covenants set forth in Section 5 of this Agreement.

4.5 Termination Upon “Change of Control”. The Company may, at its option, terminate this Agreement as a result of a change of control of the Company. If the Company exercises this option, it reserves the right to offer Executive another position in the Company or one of its affiliates or subsidiaries, which if offered, Executive agrees to consider in good faith and respond accordingly. If the Company materially reduces Executive’s title, authority, duties and responsibilities within 12 months of a change of control, Executive may terminate his employment in accordance with Section 4.5.c and Section 24.4 of this Agreement. If either party elects to terminate this Agreement as a result of change of control of the Company, it will provide the other party with 30 days’ prior written notice. The Company may, at its option, relieve Executive of his duties and responsibilities under this Agreement during this 30-day notice period.

a. A “change of control” means only:

(i) The acquisition by any entity or person (which theretofore beneficially owned less than 50% of the Company’s voting stock then outstanding) of shares of the Company’s voting stock in a transaction or series of transactions which result in such entity or person beneficially owning more than 50% of the Company’s outstanding voting stock, where beneficial ownership and the percentages of shares outstanding are determined pursuant to Sections 13(d) and (g) of the Securities Exchange Act of 1934 and the rules and regulations promulgated there under; or

(ii) The merger or consolidation of the Company with one or more companies in a transaction or series of transactions where the common stock of the Company is exchanged for less than 50% of the voting stock of the resulting or surviving company, including, without limitation, an exchange of the common stock of the Company for cash; or

(iii) The sale, assignment, transfer, pledge, hypothecation or other disposition of assets (except a pledge, hypothecation or other similar disposition made at the time the Company enters into a bona fide financing transaction with a party which at the time of such transaction is not an affiliate of the Company) of the Company having a value, as determined by the Board of Directors in good faith, in excess of 33 –1/3% of the consolidated total assets of the Company; but not

(iv) A “change of control” specifically does not include any change resulting from internal corporate restructurings or consolidations or any “Permitted Holder” acquiring shares that would otherwise be a “change of Control” as defined in Section 4.5.a. “Permitted Holders” include Morry Weiss, Judith Stone Weiss, Harry H. Stone, Gary I. Weiss, Jeffrey M. Weiss, Zev D. Weiss, Elie Y. Weiss, and any family members of Jacob Sapirstein, Morry Weiss or Judith Stone Weiss (including lineal descendants and the spouses of such descendants, the lineal descendants of any such spouse and the spouses of any such spouses’ lineal descendants) and trusts for estate planning purposes where any of the foregoing persons or a spouse of any such person is a beneficiary or trustee of any such trust or trusts, including without limitation, a voting trust; Three-Twenty-Three Family Holdings, LLC, a Delaware limited liability company (so long as owned by one or more other Permitted Holders); the Irving I. Stone Limited Liability Company, an Ohio limited liability company; the Irving Stone

Irrevocable Trust originally dated April 21, 1947, as amended; and the Irving I. Stone Oversight Trust under Agreement dated September 6, 1995; the Irving Stone Support Foundation; the Irving I. Stone Foundation; the 540 Investment Company Limited Partnership; or any other business entity, regardless of form, organized solely for the benefit of (i) one or more of the foregoing persons and (ii) the governing documents of which provide that no transfer of an interest therein may be made to any person other than a Permitted Holder or any Person controlled by, or any successor Person to, any of the foregoing. For purposes of this paragraph, the relationship of any person that is derived by or through legal adoption prior to age 18 shall be considered a natural one. A minor for whom a Membership Interest is held pursuant to a Uniform Transfers to Minors Act or similar law shall be considered a holder of a Membership Interest.

b. In the event of a termination by the Company without cause within 12 months of a change of control and Executive signs a waiver and release of claims in a form acceptable to the Company – and Executive does not revoke his signature so that the waiver and release becomes effective – the Company shall make only the following payments to Executive: (i) within sixty (60) days of the date of Executive’s termination of employment, an amount equal to Executive’s base salary shall commence to be paid at the rate in effect immediately prior to the date of his termination of employment, and shall continue to be paid to Executive for 18 months; provided, however, if the above-stated sixty (60) day period spans two (2) calendar years, then such payments shall commence in the second calendar year; (ii) any amounts earned, accrued or owing but not yet paid under this Agreement; (iii) if the Executive elects to receive continued health care coverage in accordance with COBRA, the Company shall provide the Executive with healthcare coverage for the COBRA continuation coverage period of 18 months immediately following Executive’s termination date and the Executive shall pay the same amount for this coverage that he would have paid, subject to change, from time to time by the Company, in its sole discretion, had he continued to be employed by the Company; provided, however, if the Company determines, in its sole discretion, that this arrangement, has become discriminatory in accordance with the provisions of Section 105(h) of the Internal Revenue Code, then such arrangement shall cease and in lieu of any remaining Company subsidy, the Executive shall receive additional severance pay in an amount equal to any remaining Company subsidy; (iv) executive career outplacement services for a period of up to 6 months; and (v) other benefits in accordance with applicable plans and programs of the Company. The payments and rights to Executive described in this Section 4.5 shall be in lieu of any severance Executive might otherwise be eligible to receive under a Company severance plan, and Executive agrees that he shall not be entitled to receive severance under any Company severance plan in the event of a termination because of change of control. The requirement that Executive sign a waiver and release of claims under this Section 4.5.b shall not result in the lengthening or shortening of the 18-month restrictive covenants set forth in Section 5 of this Agreement.

c. In the event of a termination by Executive after a material decrease in his title, authority, duties, and responsibilities (“Good Reason”) which decrease occurs within 12 months of a change of control and Executive signs a waiver and release of claims in a form acceptable to the Company – and Executive does not revoke his signature so that the waiver and release becomes effective – the Company shall pay Executive only the following: (i) within sixty (60) days of the date of Executive’s termination of employment, an amount equal to Executive’s base salary shall commence to be paid at the rate in effect immediately prior to the date of his termination of employment, and shall continue to be paid to Executive for 18 months; provided, however, if the above-stated sixty (60) day period spans two (2) calendar years, then such payments shall commence in the second calendar year; (ii) any amounts earned, accrued or owing but not yet paid under this Agreement; (iii) if the Executive elects to receive continued health care coverage in accordance with COBRA, the Company shall provide the Executive with healthcare coverage for the COBRA continuation coverage period of 18 months immediately following Executive’s termination date and the Executive shall pay the same amount for this coverage that he would have paid, subject to change, from time to time by the Company, in its sole discretion, had he continued to be employed by the Company; provided, however, if the Company determines, in its sole discretion, that this arrangement, has become discriminatory in accordance with the provisions of Section 105(h) of the Internal Revenue Code, then such arrangement shall cease and in lieu of any remaining Company subsidy, the Executive shall receive additional severance pay in an amount equal to any remaining Company subsidy; (iv) executive career outplacement services for a period of up to 6 months; and (v) other benefits in accordance with applicable plans and programs of the Company. The payments and rights to Executive described in this Section 4.5 shall be in lieu of any severance Executive might otherwise be eligible to receive under a Company severance plan, and Executive agrees that he shall not be entitled to receive severance under any Company severance plan in the event of a termination because of change in control. The requirement that Executive sign a waiver and release of claims under this Section 4.5.c. shall not result in the lengthening or shortening of the 18-month restrictive covenants set forth in Section 5 of this Agreement.

4.6 Executive’s Voluntary Termination. Upon 30 days’ prior notice to the Company, Executive may voluntarily terminate his employment with the Company. In the event that Executive gives less than 30 days’ prior notice to the Company, Executive’s voluntary termination shall be a material breach of this Agreement. In the event Executive voluntarily terminates his employment upon 30 days’ prior notice to the Company, he shall be entitled to payment by the Company only of: (i) Executive’s base salary at the last rate paid to Executive through the date of the termination of his employment, which shall be payable to Executive in accordance with applicable state law; (ii) any amounts earned, accrued or owing but not yet paid under this Agreement; and (iii) other benefits in accordance with applicable plans or programs of the Company. If Executive voluntarily terminates his employment for Good Reason, other than as a result of a change of control as set forth in Section 4.5 of this Agreement, Executive shall be entitled to the compensation and benefits set forth in Section 4.4 of this Agreement (Termination “Without Cause”).

4.7 The provisions of this Section 4 shall survive the termination of this Agreement, as applicable.

5. Restrictive Covenants. Executive covenants and agrees that in consideration of employment as an officer of the Company or as an officer of a subsidiary, Executive shall not for a period of 18 months after leaving the employ of the Company or a subsidiary, regardless of the reason for such leaving, enter into the employment, directly or indirectly or in a consulting or free lance capacity, of any person, firm or corporation in the United States or Canada, which at such date of leaving the employ of the Company or a subsidiary shall be manufacturing or selling products that are substantially similar in nature to the products being then manufactured or sold by the Company or the subsidiary. In addition, Executive shall not for a period of 18 months after leaving the employ of the Company or a subsidiary, regardless of the reason for such leaving, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity: (i) employ or attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six months prior to the solicitation by Executive, and/or (ii) call on or solicit any of or sell goods or services to the actual or targeted prospective customers or clients of the Company on behalf of any person or entity in connection with any business that competes with the Company. While the covenants of this Section 5 are in effect, Executive will give notice to the Company, within ten days after accepting any other employment, of the identity of Executive’s new employer. The Company may notify such new employer that Executive is bound by this Agreement, and at the Company’s election, furnish such employer with a copy of this Agreement or relevant portions thereof.

6. Work Product. In consideration of Executive’s employment by the Company and the compensation received therefor, Executive agrees that all copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship that are developed or created by Executive, either alone or with others, during the course of performing work for the Company or its clients (collectively, the “Work Product”) shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Executive for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for the Company, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product. The transfer of Executive’s rights under this paragraph shall apply to Executive’s worldwide right, title and interest in and to all of the Work Product and shall mean the entire right, title and interest in and to all intellectual property rights, all proprietary rights and all industrial property rights throughout the world, including, without limitation, all copyrights under the laws of the United States and all other countries and governmental divisions throughout the world. Upon the request of the Company, Executive and his successors, assigns and legal representatives shall (at the Company’s sole cost and expense) take such further reasonable actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment, provided that such actions do not adversely affect or interfere with Executive’s performance of his duties under this Agreement. Notwithstanding anything in this Section 6 to the contrary and subject to Executive’s confidentiality obligations contained herein, the Company acknowledges that Executive may, during his employment or thereafter, author books or other publications outside of the scope of his employment as an employee of the Company, which books or publications shall not be deemed Work Product of the Company provided such books or other publications do not incorporate trademarks, copyrights or other intellectual property of the

Company unless Executive obtains the prior written consent of the Company to the specific use or uses of any item of Company intellectual property. Executive further agrees that any such books or other publications shall not include confidential or proprietary information of the Company.

7. Confidentiality. Executive agrees that during the period of his employment and thereafter, he will keep confidential and will not disclose any information, records, documents or trade secrets of the Company acquired by him during his employment, and except as required by his employment, will not remove from the Company’s premises any record or other document relating to the business of the Company; or make copies thereof; it being recognized by him that such information is the property of the Company.

8. Reasonableness of Restrictions. Executive acknowledges and confirms that: (i) the restrictive covenants contained in this Agreement are reasonably necessary to prevent the inevitable disclosure of confidential and proprietary information and trade secrets and to protect the legitimate business interests of the Company and its affiliates, and (ii) the restrictions contained in this Agreement (including without limitation the length of the term of the provisions of Section 5) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Agreement will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. Executive acknowledges and confirms that it is likely that the special knowledge of the business of the

Company he will acquire by virtue of his position with the Company is such as would cause the Company serious injury or loss if he were to use such knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Agreement. Executive further acknowledges that the restrictions contained in this Agreement are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns.

9. Interpretation of Restrictions. In the event that a court of competent jurisdiction shall determine that any of the restrictive covenants of this Agreement are invalid or more restrictive than permitted under the governing law of such jurisdiction, then such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

10. Survival of Restrictions. The restrictive covenants of this Agreement shall survive the termination of this Agreement and the termination of Executive’s employment.

11. Remedies. It is recognized and hereby acknowledged by the parties hereto that a breach by Executive of any of the restrictive covenants contained in this Agreement is likely to cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction, without any requirement to post a bond, enjoining and restraining any violation of any or all of the restrictive covenants contained in this Agreement by Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to any other remedies the Company may possess.

12. Indemnification. In the event of any claim against Executive relating to Executive’s services as an employee of the Company, the Company agrees to indemnify

Executive to the extent permitted by applicable law consistent with the Company’s Certificate of Incorporation and Code of Regulations in effect as of the applicable date with respect to any acts or omissions he may have committed during the period which he was an officer, director and/or employee of the Company or any Subsidiary thereof, or of any other entity of which he served as an officer, director or employee at the request of the Company. Furthermore the Company shall pay the expenses (including, without limitation, attorneys’ fees) incurred by the Executive in defending any proceeding as to which Executive asserts a right to be indemnified by the Company in advance of its final disposition, provided, however, that the Company’s payment of expenses incurred by Executive in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by Executive to repay all amounts advanced if it should be ultimately determined that Executive is not entitled to be indemnified. The provisions of this Section 12 shall survive the termination of Executive’s employment and the termination of this Agreement.

13. Arbitration. Executive and the Company agree to submit to mandatory binding arbitration any claim arising out of or relating to Executive’s employment or this Agreement. The Federal Arbitration Act shall govern this agreement to arbitrate. By agreeing to arbitration, Executive and the Company each acknowledge that he/it understands that he/it is giving up the right to a trial by jury on the claims to be arbitrated. This agreement to arbitrate shall survive the termination of Executive’s employment and the termination of this Agreement.

13.1 Arbitration Procedures.

a. Arbitration shall be the exclusive method to resolve all claims arising from or related to the employment of Executive or this Agreement, including all claims based on statute, contract, tort, or equity, except to the extent prohibited by law. The existence of the agreement to arbitrate does not prevent the Company or Executive from applying for provisional remedies, such as temporary restraining orders, preliminary injunctions, writs of attachment, or receivers, to the extent permitted by law to prevent an arbitration award from being rendered ineffectual, and the application for provisional relief shall not be a waiver of arbitration.

b. Arbitration shall be conducted by a neutral arbitrator selected from a list obtained from the American Arbitration Association. The neutral arbitrator shall disclose all matters that might impact his or her impartiality, including any ground that might lead to the disqualification of a judge, the names of the parties to any pending or prior arbitrations involving any of the same parties or counsel, and the results of the arbitration (date of award, amount of award, and identification of prevailing party), any prior attorney-client relationship with a party or lawyer, and any significant personal relationship with a party or lawyer. The arbitrator shall have immunity of a judicial officer from civil liability while acting as an arbitrator, and all communications shall have the same privileges from defamation and privacy liability as apply to judicial proceedings.

c. Arbitration shall be conducted in accordance with the American Arbitration Association rules applicable to the resolution of employment disputes, provided that the parties shall be accorded the benefit of state laws on pleadings, summary judgment and judgment on the pleadings.

d. The Arbitration hearing shall proceed in Cleveland, Ohio.

e. Any dispute shall be based solely upon the law governing the claims and defenses pleaded and proved, and the arbitrator may not invoke any basis (including, but not limited to notions of “just cause”) other than controlling law.

f. The arbitrator shall have the power to set hearing times, give notices, resolve discovery disputes, and assist the parties with the issue of subpoenas as permitted by law. The arbitrator shall schedule the arbitration promptly and issue a written reasoned opinion promptly after the conclusion of the presentation of evidence.

g. The arbitrator shall have the power to interpret this Agreement, and to decide the arbitrability of claims and defenses.

h. Arbitration shall neither extend nor curtail any applicable statute of limitations.

13.2 Costs of Arbitration. Executive shall bear only those costs of arbitration that he would have otherwise had to bear had he brought the same claim or claims in a court of law.

14. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, legal and personal representatives, executors, administrators, devisees, legatees, heirs and assigns. The Company may assign and transfer all of its rights under this Agreement. The obligations of the Executive under this Agreement, being personal, may not be assigned or transferred by the Executive.

15. Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of Ohio.

16. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matters hereof and thereof and, upon its effectiveness, supersedes all prior agreements, understandings and arrangements, both oral and written, between Executive and the Company (or any of its affiliates) with respect to such subject matters covered. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and Executive.

17. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent (i) if to the Company, addressed to American Greetings Corporation, One American Road, Cleveland, Ohio, 44144, Attention: Christopher Haffke, General Counsel and Secretary and (ii) if to Executive, to his address as reflected on the payroll records of the Company, or to such other address which the Executive has designated and as to which Executive has provided notice in accordance with this provision.

18. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, provisions or provisions, section or sections or article or articles had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area that would cure such invalidity.

19. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

20. Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

21. Prevailing Party. In the event that either party hereto brings an action for the collection of any damages resulting from, or to enjoin any action constituting, a breach of any of the terms or provisions of this Agreement, then the non-prevailing party shall pay all reasonable attorneys’ fees, costs, and expert witness fees of the other.

22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and agreement.

23. Voluntary Agreement. Executive and the Company represent and agree that each has reviewed all of the provisions of this Agreement, and is voluntarily entering into this Agreement, and has had an opportunity to review all aspects of this Agreement with his/its legal, tax, or other advisors.

24. Compliance with Code Section 409A. Notwithstanding the other provisions of this Agreement, all provisions of this Agreement shall be construed and interpreted to comply with Code Section 409A and the regulations and rulings promulgated thereunder and, if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A or regulations thereunder.

24.1. Definitions. The terms used in this Agreement shall have the following meanings:

(i) “Separation from Service”: shall have the meaning set forth in Treasury Regulations Section 1.409A-1(h).

(ii) “Specified Employee” shall have the meaning set forth in Treasury Regulations Section 1.409A-1(i).

24.2. Bonus. Any bonus or incentive compensation earned and payable to Executive under this Agreement shall be paid no later than 2 1⁄2 months following the close of the Company’s fiscal year to which the bonus relates, or 2 1⁄2 months following the close of the calendar year in which such fiscal year ends, if later.

24.3. Delay of Payment for Specified Employees. Notwithstanding any provision of the Agreement to the contrary, in the event the Executive is a Specified Employee as of the date of such Executive’s Separation from Service, any amounts that are subject to Code Section 409A that become payable upon the Executive’s Separation from Service shall be held for delayed payment and shall be distributed on or immediately after the date which is six months after the date of the Executive’s Separation from Service. The first payment made to the Executive following the six-month delay shall be equal to the first six monthly installment payments that would have commenced immediately following the Executive’s Separation from

Service if the Executive had not been subject to the required six-month delay. The delayed payments shall not be adjusted for interest.

24.4. Separation from Service. Payments under this Agreement that provide for payment upon the Executive’s termination of employment (or similarly used term) shall be amended to provide that no such payment shall be permitted unless such termination qualifies as a Separation from Service.

For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the Code Section 409A deferral election rules and the exclusion from Code Section 409A for certain short-term deferral amounts. Any amounts payable under this Agreement solely on account of an involuntary separation from service within the meaning of Code Section 409A shall be excludible from the requirements of Code Section 409A, either as involuntary separation pay or as short-term deferral amounts (e.g., amounts payable under the schedule prior to March 15 of the calendar year following the calendar year of involuntary separation) to the maximum extent possible.

Payments made upon a Separation from Service shall be paid in equal installments over the severance period set forth in this Agreement in accordance with the Company’s normal payroll practices.

In the event that the Executive desires to initiate a Separation from Service due to Good Reason (“Good Reason Resignation”) in accordance with Section 4.5.c. or Section 4.6 of the Agreement, such Separation from Service shall only constitute a Good Reason Resignation if the Executive provides written notice to the Company specifying in reasonable detail the events or conditions upon which the Executive is basing such Good Reason

Resignation and the Executive provides such written notice within 90 days of the event that gives rise to the Good Reason Resignation. Within 30 days after notice has been received, the Company shall have the opportunity, but shall have no obligation, to cure such events or conditions that give rise to the Good Reason Resignation. If the Company does not cure such events or conditions within the 30-day period, the Executive must terminate employment within 30 days following the end of the cure period in order to have a Good Reason Resignation and, if the Executive timely terminates employment, payment will commence in accordance with Section 4.5.c or Section 4.6, as applicable, based on the Good Reason Resignation.

24.5 In-Kind Benefits. Any reimbursements or in-kind benefits shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that: (i) any reimbursement is for expenses incurred during the period of time specified in accordance with the Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement of in- kind benefits is not subject to liquidation or exchange for another benefit.

24.6 Amendment of Inconsistent Provisions. To the extent that any provision of this Agreement is inconsistent with the requirements of Code Section 409A and the regulations and rulings promulgated thereunder, the Agreement is hereby amended to delete such inconsistent provisions.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

By:	AMERICAN GREETINGS CORPORATION

	/s/ Zev Weiss	2/28/14

	Chief Executive Officer	Date

By:	JOHN BEEDER

	/s/ John Beeder	2/27/14

	John Beeder	Date

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